================================================================================
      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2005

                     REGISTRATION STATEMENT NO. (333-126854)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         WESTERN POWER & EQUIPMENT CORP.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                          5084                     91-1688446
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification Number)

                   6407-B N.E. 117TH AVE, VANCOUVER, WA 98662
                   ------------------------------------------
                               TEL. (360) 253-2346
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 C. DEAN MCLAIN
                             CHIEF EXECUTIVE OFFICER
                         WESTERN POWER & EQUIPMENT CORP.
                              6407-B N.E. 117TH AVE
                               VANCOUVER, WA 98662
                                 (360) 253-2346
                (Name, Address Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
               --------------------------------------------------

                                   COPIES TO:
                                JAY M. KAPLOWITZ
                               GERSTEN SAVAGE LLP
                         600 LEXINGTON AVENUE, 9TH FLOOR
                              NEW YORK, N.Y. 10022
                                 (212) 752-9700
                                 --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
================================================================================

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities       Amount to be   Proposed maximum offering   Proposed maximum aggregate       Amount of
being registered (1)                     registered        price per share (2)           offering price         registration fee
-------------------------------------- -------------- --------------------------- ---------------------------- ------------------
Shares of Common Stock,
$.001 par value (3)                      18,750,000              $1.46                    $27,375,000               $3,222.04
-------------------------------------- -------------- --------------------------- ---------------------------- ------------------
Shares of Common Stock,
$.001 par value (4)                      10,762,718              $1.46                    $15,713,568.28            $1,849.49
-------------------------------------- -------------- --------------------------- ---------------------------- ------------------
Shares of Common Stock,
$.001 par value (5)                       4,974,704              $1.46                     $7,263,067.84              $854.86
-------------------------------------- -------------- --------------------------- ---------------------------- ------------------
Shares of Common Stock,
$.001 par value (6)                      10,061,226              $1.46                    $14,689,389.96            $1,728.94
-------------------------------------- -------------- --------------------------- ---------------------------- ------------------
      Total (7)                          44,548,648              $1.46                    $65,041,026.08            $7,655.33
---------------------------------------------------------------------------------------------------------------------------------

(1) These offered securities may be sold separately or together.

(2) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on July 21, 2005, as reported on the OTC Bulletin Board.

(3) Consists of shares of common stock issuable upon conversion of debentures that are being registered for the benefit of certain selling shareholders.

(4) Consists of shares of common stock issuable upon exercise of options and warrants that are being registered for the benefit of certain selling shareholders.

(5) Consists of shares of common stock issuable as interest on certain debentures.

(6) Consists of an additional 30% of the maximum number of shares issuable to certain selling shareholders.

(7) We have previously paid $7,655.33.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE:

WESTERN POWER & EQUIPMENT CORP. HAS PREPARED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 (FILE 333-126854) FOR THE SOLE PURPOSE OF INCLUDING THE PARAGRAPH APPEARING IMMEDIATELY ABOVE THIS EXPLANATORY NOTE. AMENDMENT NO. 1 DOES NOT MODIFY ANY PROVISIONS OF THE PROSPECTUS CONSTITUTING
PART I OF THE REGISTRATION STATEMENT OR ITEMS 14, 15 OR 17 OF PART II OF THE REGISTRATION STATEMENT. ACCORDINGLY, SUCH PROSPECTUS HAS NOT BEEN INCLUDED HEREIN.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which, including the shares of common stock issuable upon conversion of warrants offered by the selling security holders, shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee..............................................     $7,655.33
Legal Fees and Expenses...........................................    $50,000.00
Accounting Fees and Expenses......................................    $25,000.00
Printing Expenses.................................................     $5,000.00
Total.............................................................    $87,655.33


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We have adopted provisions in our articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Delaware General Corporation Law. Under our certificate of incorporation, and as permitted under the Delaware General Corporation Law, directors are not liable to us or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to us or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Delaware law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve us or our directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of us where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate for the securities issued in such transaction. The purchaser of the securities in such transactions had adequate access to information about us.

As of December 31, 2004 under our 1995 Stock Option Plan, we have granted 1,500,000 options to purchase shares of our common stock. In addition, as of December 31, 2004 under our 1995 Stock Option Plan for Non-Employee Directors, we have granted 400,000 options to purchase shares of our common stock.

On May 1, 2003, we issued 2,769,419 shares to C. Dean McLain, our Chief Executive Officer, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to Mr. McLain.

On May 1, 2003, we issued 2,769,419 shares to The Rubin Family Irrevocable Stock Trust, a principal shareholder of Western Power, in connection with the conversion of a debt in the principal amount of $73,500 owed by us to The Rubin Family Irrevocable Stock Trust.

On March 24, 2003, we issued 588,000 shares of our common stock to Mr. McLain in connection with the conversion of $147,000 in accrued and unpaid interest on a loan made to us by Mr. McLain.

In July 2002, we issued 600,000 shares of our common stock to The Rubin Family Irrevocable Stock Trust in lieu of compensation to Mr. Rubin.

In September 2004 we granted 2,000,000 options to purchase shares of our common stock related to notes issued for the down payment for the purchase of Arizona Pacific Materials, LLC.

In November 2004 we granted 790,000 options to purchase shares of our common stock for consulting services.

In November 2004 we granted 100,000 options to purchase shares of our common stock to each of Steven Moskowitz, Michael Metter and James Fisher, members of the board of directors.

In February 2005 we granted 200,000 options to purchase shares of our common stock for consulting services.

In June 2005, we issued 50,000 shares of our common stock to Mr. Rubin in lieu of compensation.

On June 9, 2005, we closed upon a new $32 million senior credit facility from several institutional lenders. The facility is comprised of $30 million of convertible debt and a $2 million term loan, both at the London Interbank Offered Rate ("LIBOR") plus 6%. We entered into a Securities Purchase Agreement (the "Purchase Agreement") with each of the several lenders. Pursuant to the terms of the Purchase Agreement, we sold $30 million in Variable Rate Secured Convertible Debentures (the "Series A Debentures") due 60 months from the date of issuance and $2 million in Variable Rate Secured Debentures (the "Series B Debentures" and, with the Series A Debentures, the "Debentures") due 6 months from the date of issuance. The Series A Debentures are convertible, at the option of the Purchasers, into shares of our common stock at a conversion price of $2.00 per share, subject to adjustment. Purchasers of the Debentures received Series A Warrants and Series B Warrants to purchase an aggregate of approximately 8.2 million shares of our common stock at an exercise price of $1.75 per share, subject to adjustment, for a term of five years. In addition, the Purchasers received Series C Warrants which allow each Purchaser of Debentures the right to purchase a number of Series A Debentures and Series A Warrants in proportion to its initial investment in our company. The Series C Warrants have a term of exercise equal to the earlier of (i) the 18 months anniversary of the effective date of this registration statement and (ii) June 9, 2008.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

  3.1     Certificate of Incorporation of Registrant. (2)

  3.2     By-laws of Registrant. (2)

  4.1 Form of Securities Purchase Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.2 Form of Variable Rate Secured Convertible Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.3 Form of Variable Rate Secured Debenture entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.4 Form of Common Stock Purchase Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.5 Form of Series C Warrant entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.6 Form of Registration Rights Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.7 Form of Security Agreement entered into with each of the several institutional lenders and dated as of June 8, 2005. (9)

  4.8 Option Agreement entered into with The Hayde Family Revocable Trust dated November 1, 2004. (9)

  4.9 Option Agreement entered into with The Sweeney Family Revocable Trust dated November 1, 2004. (9)

  4.10    Option Agreement entered into with Steve Bayern dated November 1,
          2004. (9)

  4.11 Option Agreement entered into with Strategic Growth International, Inc. dated February 16, 2005. (9)

  5.1     Opinion of Gersten Savage LLP (10)

  10.1    1995 Employee Stock Option Plan. (3)

  10.2 Second Amended and Restated Stock Option Plan for Non-Employee Directors. (3)

  10.3    Case New Dealer Agreement Package. (1)

  10.4    Lease Agreement--Hayward, California. (2)

  10.5    Lease Agreement--Auburn, Washington. (7)

  10.6 Loan Agreement, dated January 17, 1997, between Registrant and Case Credit Corp. including related promissory notes. (5)

  10.7 Security Agreement, dated January 17, 1997, made by Registrant in favor of Case Credit Corporation to secure payment for and collateralized by all assets acquired by Registrant from Sahlberg Equipment, Inc. (5)

  10.8 Loan and Security Agreement dated as of June 5, 1997 between Registrant and Deutsche Financial Services Corporation. (6)

  10.9 Asset Purchase Agreement, dated April 30, 1998, between Yukon Equipment, Inc. and Registrant. (8)

  10.10 Employment Agreement dated May 1, 1998 between Maurice Hollowell and Registrant. (8)

  10.11 Employment Agreement dated August 1, 2000 between C. Dean McLain and Registrant.

  10.12 Consulting Agreement dated August 1, 2000 by and between Registrant and Robert M. Rubin.

  10.13 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Yuba City, California facility.

  10.14 Commercial Lease dated October 1, 2000 between McLain-Rubin Realty Company III, LLC and Registrant for Sacramento, California facility.

  10.15 Commercial Lease, dated as of October 1, 2000 between McLain-Rubin Realty Company, LLC and Registrant for the Sparks, Nevada facility.

  10.16 Commercial Lease, dated as of April 1, 2001 between McLain-Rubin Realty Company II, LLC and Registrant for the Vancouver, Washington corporate office.

  21.     Subsidiaries of the Company. (9)

  23.1 Consent of Marcum & Kliegman LLP, Independent Registered Public Accounting Firm (9)

(1) Filed as an Exhibit to the AUGI Annual Report on Form 10-K, as filed on October 29, 1993 and incorporated herein by reference thereto.

(2) Filed as an Exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed on May 16, 1995 and incorporated herein by reference thereto. (Registration No. 33-89762).

(3) Filed as an Exhibit to the Registrant's Registration Statement on Form S-8, filed on September 18, 1998 and incorporated herein by reference thereto. (Registration No. 33-63775).

(4) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 11, 1997 and incorporated herein by reference thereto.

(5) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 28, 1996 and incorporated herein by reference thereto.

(6) Filed as an Exhibit to the Annual Report on Form 10-K of the Registrant, as filed on October 29, 1998 and incorporated herein by reference thereto.

(7) Filed as an Exhibit to the Quarterly Report on Form 10-Q of the Registrant, as filed on June 14, 1999 and incorporated herein by reference thereto.

(8) Filed as an Exhibit to Form 8-K of the Registrant, as filed on May 11, 1998 and incorporated herein by reference thereto.

(9) Filed as an Exhibit to the Registration Statement on Form S-1 of the Registrant as filed on July 22, 2005 and incorporated herein by reference thereto.

(10) To be filed by amendment.


ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            The undersigned hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (5) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, Washington on July 28, 2005.

                                   WESTERN POWER & EQUIPMENT CORP.


                                   By:      /s/ C. Dean McLain
                                            ----------------------------
                                   Name:    C. Dean McLain
                                   Title:   Chief Executive Officer and Chairman
                                            of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                              CAPACITY IN
SIGNATURE                     WHICH SIGNED                        DATE
---------                     ------------                        ----

/s/ C. Dean McLain            Chief Executive Officer             July 28, 2005
-----------------------       and Chairman of the Board
C. Dean McLain


/s/ Mark J. Wright            Chief Financial Officer             July 28, 2005
-----------------------
Mark J. Wright


/s/ Michael Metter            Director                            July 28, 2005
-----------------------
Michael Metter


/s/ Steven Moskowitz          Director                            July 28, 2005
-----------------------
Steven Moskowitz


/s/ James Fisher              Director                            July 28, 2005
-----------------------
James Fisher